EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2007 Annual Report to Shareholders of Anheuser-Busch Companies, Inc., which is incorporated by reference in Anheuser-Busch’s Annual Report on Form 10-K for the year ended December 31, 2007.  We also consent to the incorporation by reference of our report dated February 27, 2008 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.  We also consent to the incorporation by reference in this Registration Statement of our report dated June 29, 2007 relating to the statements of net assets available for benefits and the related statements of changes in net assets available for benefits, which appears in the Form 11-K of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan for the year ended March 31, 2007.  We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

St. Louis, Missouri
May 8, 2008